Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THIRD

QUARTER AND NINE MONTHS ENDED OCTOBER 29, 2005

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (November 15, 2005)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended October 29, 2005.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of department stores under the Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates (collectively the “Northern Department Store Group” or “NDSG”); Parisian specialty department stores; and Club Libby Lu specialty stores. On October 31, 2005, the Company announced it had agreed to sell NDSG to The Bon-Ton Stores, Inc. for $1.1 billion in cash plus the assumption of approximately $85 million of liabilities. The Company expects to complete this transaction early in the first fiscal quarter of 2006. SFAE is comprised of Saks Fifth Avenue luxury department stores, Saks Off 5th outlet stores, and saks.com.

On July 5, 2005, the Company sold substantially all of the assets directly involved in the Company’s Proffitt’s and McRae’s department store operations to Belk, Inc. for approximately $622 million in cash plus the assumption of approximately $1 million of liabilities. Please refer to the Company’s July 5, 2005 press release for additional information.

Prior period financial information contained in this release has been restated to reflect adjustments primarily related to improperly collected markdown allowances at an SFAE merchandising division, the timing of recording of vendor markdown allowances, and lease accounting methods (related to accounting for rent holidays, tenant allowances, and symmetry of lease terms). Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for additional information.

Earnings Overview

Saks Incorporated recorded net income of $0.2 million, or $.00 per share, for the third quarter ended October 29, 2005. The quarter included a net after-tax gain of $5.5 million, or $.04 per share, primarily comprised of (amounts are net of taxes):

•	a gain of $10.0 million, or $.07 per share, related to the estimated insurance settlement on the Saks Fifth Avenue New Orleans store that was damaged by Hurricane Katrina, offset in part by

•	expenses of $4.5 million, or $.03 per share, of asset impairments and additional transaction costs associated with the sale of the Proffitt’s/McRae’s business to Belk.

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The quarter also included approximately (amounts are net of taxes):

•	expenses of $4.6 million, or $.03 per share, related to legal and other costs associated with the recently completed investigations by the Audit Committee of the Company’s Board of Directors of improper collections of vendor markdown allowances at Saks Fifth Avenue and other previously disclosed items and the ongoing investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York;

•	expenses of $6.2 million, or $.04 per share, related to retention (as the Company must maintain adequate staffing to support its operations and to fulfill the obligations under its interim support services agreement with Belk and its anticipated interim support services agreement with Bon-Ton) and severance (as the Company begins downsizing its central organizational structure);

•	expenses of $1.6 million, or $.01 per share, related to the insurance deductible for the SFAE New Orleans store; and

•	income of $2.2 million, or $.02 per share, relating to the Company’s estimated share of proceeds from the $3 billion Visa/MasterCard antitrust litigation settlement.

The Company recorded a loss of $30.4 million, or $.22 per share, for the prior year third quarter ended October 30, 2004, which included after-tax charges of $20.0 million, or $.15 per share, primarily related to asset impairments and the disposition of assets associated with SFAE store closings.

For the current year third quarter, consolidated comparable store sales increased 2.7%. Total revenues declined 11.2% for the quarter, reflecting the sale of the Proffitt’s/McRae’s business. The consolidated gross margin rate was flat with last year, and year-over-year selling, general, and administrative expenses were also flat with the prior year as a percent of sales. Excluding the expenses related to the investigations, retention/severance, and the insurance deductible for New Orleans and the income from the Visa/Mastercard settlement, year-over-year SG&A leverage would have improved by approximately 130 basis points.

For the nine months ended October 29, 2005, the Company recorded net income of $24.6 million, or $.17 per share. The nine months included a net after-tax gain of $64.0 million, or $.44 per share, primarily comprised of (amounts are net of taxes):

•	a gain of $75.5 million, or $.52 per share, on the sale of the Proffitt’s/McRae’s business (including an $88.0 million non-cash write-off of goodwill) and

•	a net gain of $10.0 million, or $.07 per share, related to the estimated New Orleans store insurance settlement partially offset by

•	a non-cash loss of $17.7 million, or $.12 per share, on the extinguishment of debt and

•	expenses of $3.8 million, or $.03 per share, associated with asset impairments and the disposition of assets associated with store closings.

The nine months also included approximately (amounts are net of taxes):

•	expenses of $10.1 million, or $.07 per share, related to the investigations;

•	expenses of $9.6 million, or $.07 per share, related to retention and severance;

•	expenses of $1.6 million, or $.01 per share, related to the insurance deductible for the SFAE New Orleans store; and

•	income of $2.2 million, or $.02 per share, related to the estimated proceeds from the Visa/MasterCard settlement.

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The Company recorded a loss of $35.6 million, or $.25 per share, for the prior year nine months ended October 30, 2004, which included charges of $24.7 million (net of taxes), or $.17 per share, primarily related to asset impairments and the disposition of assets associated with SFAE store closings.

For the current year nine months, consolidated comparable store sales grew 2.2%, and total sales declined 4.4%. The gross margin rate was 80 basis points below last year, and SG&A expenses grew 80 basis points over the prior year. Excluding the investigation, retention/severance, and insurance deductible expenses and the income from the Visa/Mastercard settlement, year-to-date SG&A expenses would have been flat with the prior year as a percentage of sales.

Third Quarter Segment Performance and Commentary

For the third quarter and nine months ended October 29, 2005, operating income (loss) by segment (in millions) was as follows:

	Quarter Ended Oct. 29, 2005	Quarter Ended Oct. 30, 2004	Nine Months Ended Oct. 29, 2005	Nine Months Ended Oct. 30, 2004
SDSG	$13.3	$3.8	$35.8	$36.4
SFAE	16.7	21.4	14.7	60.8
Items not allocated	(14.4)	(41.1)	110.2	(67.8)

Total	$15.6	$(15.9)	$160.7	$29.4

Items not allocated to the business segments are comprised of the gain on the sale of the Proffitt’s/McRae’s business (totaling $155.5 million for the nine months); the cost of services performed on behalf of the entire company; and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, certain store closing charges, debt restructuring charges, and certain retention and severance costs. Expenses associated with the investigations and New Orleans store insurance deductible expenses have been allocated to SFAE.

Included within SDSG’s operating income for the quarter ended October 30, 2004 was approximately $1 million of operating contribution associated with the Proffitt’s/McRae’s stores that were sold to Belk. Included within SDSG’s operating income for the nine months ended October 30, 2004 was approximately $8 million of operating contribution from July 2004 through October 2004 for the stores sold to Belk.

Comments on the Quarter

R. Brad Martin, Chairman and Chief Executive Officer of Saks, noted, “The Company’s operating performance for the quarter was solid. The SDSG teams stayed focused and generated year-over-year improvement in operating income while the strategic alternative process at NDSG was underway. At SFAE, inventory and expense control was substantially improved over the second quarter. Excluding the investigation expenses and the negative affect of the New Orleans store closing, SFAE’s operating performance was significantly better than last year. We are making progress at both business segments.”

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SDSG

For the third quarter, SDSG generated operating income of $13.3 million, a $9.5 million improvement over last year. SDSG’s performance reflected a comparable store sales increase of 0.1% and a total sales decline of 19.6% (related to the sale of the Proffitt’s/McRae’s stores). SDSG generated both an improved gross margin rate and SG&A leverage for the quarter.

Steve Sadove, Vice Chairman and Chief Operating Officer of the Company, noted, “Parisian generated improved operating performance for the period resulting from a low single digit comparable store sales increase, gross margin improvement, and careful expense management.

“We entered the new market of metropolitan Memphis in October with the opening of a prototype Parisian store. This distinctive store has been met with outstanding customer response, and we look forward to further expansion of Parisian into other geographic areas that are contiguous to our core markets.”

Sadove continued, “Diligent inventory management and expense control also led to solid operating performance at the Northern Department Store Group, in spite of the ongoing activities associated with the recently announced agreement to sell the business.”

SFAE

SFAE’s third quarter operating income totaled $16.7 million, a $4.7 million decline from the prior year. Excluding the expenses related to the investigations and insurance deductible expenses and considering the reduction in operating income contribution associated with the closed New Orleans store (estimated at approximately $5 million on a pre-tax basis), SFAE’s third quarter operating income would have totaled approximately $31.8 million, a $10.4 million improvement over the prior year.

Fred Wilson, Chairman and Chief Executive Officer of SFAE, noted, “The SFAE team is keenly focused on improving inventory management and expense control. We are making progress on these fronts as evidenced by our third quarter operating performance in which we experienced substantially improved operating trends at SFAE over those in the second quarter.”

SFAE’s comparable store sales increased 5.4% for the period, and total sales were essentially flat for the quarter. While the business experienced a modest decline in the gross margin rate for the period, it was able to achieve slight leverage on SG&A expenses in the quarter, in spite of the investigation and insurance deductible expenses. Wilson also noted, “Excluding the investigation and insurance expenses, we achieved meaningful expense leverage in the quarter. In addition, the investment spending in key strategic store and marketing initiatives made in prior periods has now been fully anniversaried.”

Wilson concluded, “We are again pleased to note that our New York flagship store, which comprises nearly 20% of SFAE’s revenues, achieved another significant increase in sales for the quarter on top of a very strong performance last year. The Saks Direct business posted another 30% sales increase over last year’s third quarter.”

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Balance Sheet Highlights

Assets related to NDSG are classified as “Assets Held for Sale” on the October 29, 2005 balance sheet.

Including merchandise inventory classified within “Current Assets Held for Sale,” consolidated inventories at October 29, 2005 totaled $1.60 billion, a 13% decrease over the prior year, which primarily related to the sale of Proffitt’s/McRae’s. Consolidated comparable store inventories decreased approximately 2% over last year, with levels at SDSG below last year and at SFAE slightly above last year.

The Company ended the quarter with approximately $31 million of cash on hand and $27 million of outstanding borrowings on its $800 million revolving credit facility. During the quarter, the Company repurchased $21.4 million in senior notes, bringing the year-to-date amount of senior notes repurchased to approximately $607 million. As a result, total debt (including capitalized leases) at October 29, 2005 declined from one year ago by nearly 50% to approximately $760 million, and debt-to-capitalization was 25.9%.

The Company did not purchase any shares of Saks’ common stock during the nine months ended October 29, 2005. The Company has remaining availability of approximately 15.7 million shares under its repurchase programs.

Agreement to Sell NDSG/Organizational Structure

On October 31, 2005, the Company announced it has agreed to sell its Northern Department Store Group (“NDSG”) to The Bon-Ton Stores, Inc. for $1.1 billion in cash plus the assumption of approximately $85 million of liabilities.

Closing of the transaction is subject to certain conditions, including Bon-Ton’s financing for the transaction, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, and various other customary conditions. Bank of America, N.A. has executed a commitment letter with Bon-Ton to provide for the financing of the transaction, subject to certain conditions. The transaction is expected to be completed early in the first fiscal quarter of 2006.

As part of the transaction, the Company will enter into a fee for services arrangement to provide Bon-Ton with specified support services, including information technology, credit services, and other back office support functions, for a period of time.

Martin noted, “This action is a result of a strategic alternative process announced earlier this year where the Company put in place a program to carefully consider its mix of businesses and their future potential to create shareholder value. This review identified a significant opportunity to create value through monetizing certain assets in our slower growth traditional department store businesses. As a result, the Company sold its Proffitt’s/McRae’s business to Belk for $623 million in July and now has agreed to sell the NDSG business to Bon-Ton for $1.185 billion.

“Upon completion of this transaction, the Company will have received more than $1.7 billion in cash from the sales of NDSG and Proffitt’s/McRae’s. With our strong balance sheet and our expectations for the future improved performance of the SFAE and Parisian businesses, we currently believe that it will be appropriate to distribute a substantial portion of the proceeds from the NDSG transaction to our shareholders.”

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As the Company concludes its transition services agreements with Belk in mid-2006 and Bon-Ton in early 2007, it will begin reorganizing and appropriately downsizing its corporate and back office support infrastructure. Martin noted, “We are focused on appropriately sizing our central services infrastructure while retaining key personnel needed to support the existing business and to fulfill these support service agreements. Following consummation of the NDSG transaction, we will outline plans regarding the organizational structure.”

Club Libby Lu

The Company acquired specialty store retailer Club Libby Lu in May 2003. At that time, the experience-driven retail concept catering to pre-teen girls had eleven stores in operation. Since the acquisition, the Company refined and rapidly expanded the concept to 56 mall-based “stand-alone” stores and 27 in-store shops located within various NDSG, Parisian, and Proffitt’s/McRae’s stores. In-store shops were designed to create excitement and drive traffic into the department stores and to further enhance the Club Libby Lu brand image. Club Libby Lu revenues totaled approximately $30 million in 2004.

The Company has terminated the strategic alternative process for Club Libby Lu that was announced in April 2005 and has determined that it is appropriate to retain the business. With the disposition of the Proffitt’s/McRae’s business and the planned sale of NDSG, the in-store growth strategy is no longer appropriate for Club Libby Lu. The Company will continue to operate the existing store-in-store locations, but going forward it will principally focus on growth via the “stand-alone” mall-based business model. Martin noted, “We believe there are both domestic and international growth opportunities for this exciting and unique specialty store concept. New store growth will moderate in the near term as the Club Libby Lu team focuses on comparable store sales growth and operating income expansion.”

Saks Fifth Avenue New Orleans Store

The Saks Fifth Avenue store in New Orleans suffered substantial water, fire, and other damage related to Hurricane Katrina, which struck in late August 2005. The Company anticipates reopening the store in the third fiscal quarter of 2006 after necessary repairs and renovations are made to the property. Wilson noted, “Saks Fifth Avenue has built a great franchise in New Orleans, and we have many loyal customers and associates there. We are committed to this great city, and we are working diligently to return to this important market as soon as possible.”

The Saks Fifth Avenue New Orleans store is covered by both property damage and business interruption insurance. The property damage coverage will pay to repair and/or replace the physical property damage and inventory loss, and the business interruption coverage will reimburse the Company for lost profits as well as continuing expenses related to loss mitigation, recovery, and reconstruction for the full duration of the reconstruction period plus three months. As previously noted, the Company recorded both (i) a gain on the excess of the expected replacement insurance value over the recorded net book value of the lost and damaged assets and (ii) expenses related to the insurance deductible during the quarter.

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Total company revenues and operating income were negatively affected by approximately $9 million and $5 million, respectively, for the third quarter of 2005, due to the New Orleans store closing.

Other Store News

The Company opened a new 124,000 square foot Parisian store in October 2005, located in Collierville, Tennessee (metropolitan Memphis).

In August, the Company closed its 141,000 square foot Younkers store in downtown Des Moines, Iowa. The Company previously announced its intention to close three additional Saks Fifth Avenue stores (Fort Worth, TX; Mission Viejo, CA; and Palos Verdes, CA) at dates yet to be determined.

Status of Investigations

On August 24, 2005, the Company announced the completion of internal investigations by the Audit Committee of the Board of Directors into alleged improper collections of vendor markdown allowances in an SFAE merchandising division and other matters, initially disclosed by the Company on March 3, 2005 and June 3, 2005. At that time the Company also noted its continuing full cooperation with related investigations being conducted by the Securities and Exchange Commission (“SEC”) and the Office of the United States Attorney for the Southern District of New York. On October 11, 2005, the Company received an additional subpoena from the SEC for information concerning, among other items, SFAE’s allocations to vendors of a portion of markdown costs associated with certain of SFAE’s customer loyalty and other promotional activities, as well as information concerning markdowns, earnings, and other financial data for fiscal years 1999-2003. The Company is providing the requested information to the SEC, and the Company’s full cooperation is continuing.

Concluding Comments

Martin noted, “The Company has made substantial progress on many fronts this year. Year-to-date accomplishments include:

•	Monetizing the assets in our slower growth traditional department store businesses, including:

•	selling the Proffitt’s/McRae’s business to Belk for $623 million in July 2005 and

•	agreeing to sell the NDSG business to Bon-Ton for $1.185 billion in October 2005;

•	Repurchasing over $600 million in senior notes principally with the proceeds from the sale of Proffitt’s/McRae’s, reducing indebtedness by nearly 50% and lowering our debt-to-total-capitalization ratio to 25.9%;

•	Generating solid operating performance from NDSG while executing our strategic alternative process;

•	Improving the strategic positioning of our Parisian specialty department store business by:

•	adding a seasoned executive, Toni Browning, to the post of President/CEO,

•	opening a new prototype store in metropolitan Memphis,

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•	making plans to solidify its position in core markets such as Birmingham and Detroit with new units and to extend its geographic reach with the planned opening of two new stores in Arkansas over the next 18 months; and

•	generating continuing operating income improvement;

•	Strengthening SFAE’s merchandising, service, store presentation, and marketing efforts;

•	Continuing to grow the Saks Direct business, with year-to-date revenues up over 30% from last year;

•	Completing the internal investigation at Saks Fifth Avenue, repaying affected vendors, and strengthening vendor relationships;

•	Improving processes and financial disciplines at SFAE; and

•	Completing renovations in the Atlanta, San Antonio, and Boca Raton Saks Fifth Avenue flagship stores, enhancing our positions in these key markets.”

Outlook for Fourth Quarter 2005

Martin commented, “For the balance of the year, we are focused on executing our operating strategies at SFAE, NDSG, and Parisian; providing the transition services associated with the sale of the Proffitt’s/McRae’s business; preparing to consummate the NDSG transaction; and positioning our SFAE and Parisian businesses for 2006.”

As previously disclosed, the Company’s operations no longer include the Proffitt’s/McRae’s stores sold to Belk. Revenues and operating income contribution totaled approximately $250 million and $40 million, respectively, for these stores for the fourth quarter of 2004. Additionally, revenues and operating income at the Saks Fifth Avenue New Orleans store totaled approximately $17 million and $4 million, respectively, for the fourth quarter of 2004.

Management believes that the following assumptions are reasonable for the fourth quarter of 2005:

•	Flat to low single digit comparable store sales growth at SDSG and mid-single digit comparable store sales growth at SFAE.

•	Relatively flat gross margin rate on a year-over-year basis.

•	Modestly increased SG&A rate as a percentage of sales on a year-over-year basis, reflecting retention/severance expenses of approximately $6 million, incremental investigation-related expenses of approximately $4 million, and a lower sales base (due to the elimination of Proffitt’s/McRae’s and the Saks Fifth Avenue New Orleans store).

•	Interest expense approximating $14 million, a significant decline from 2004 levels due to reduced indebtedness.

•	Depreciation and amortization ranging from $35 million to $40 million, decreasing over 2004 expense due to the elimination of Proffitt’s/McRae’s from the store base and the discontinuation of depreciation on the Assets Held for Sale at NDSG.

•	An effective tax rate of approximately 39.0%.

For the full year, management expects net capital spending will total approximately $200 million to $225 million. The major components of this spending include approximately: (i) $70 million for SFAE expansions and remodels, (ii) $30 million for SDSG new and replacement stores, (iii) $15 million for SDSG expansions and remodels, and (iv) the balance for merchandising, maintenance capital, and information technology.

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Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the third quarter ended October 29, 2005 compared to last year’s third quarter ended October 30, 2004 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase
SDSG	$680.6	$846.6	(19.6)%	0.1%
SFAE	634.6	635.1	0.1%	5.4%

Total	$1,315.2	$1,481.7	(11.2)%	2.7%

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the nine months ended October 29, 2005 compared to the nine months ended October 30, 2004 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$2,250.1	$2,474.8	(9.1)%	(0.1)%
SFAE	1,930.4	1,897.4	1.7%	5.1%

Total	$4,180.5	$4,372.2	(4.4)%	2.2%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Nine Months Ended
	Oct. 29, 2005	Oct. 30, 2004	Oct. 29, 2005	Oct. 30, 2004
SDSG leased commissions	$2.6	$3.4	$10.0	$11.5
SFAE leased commissions	5.0	5.3	17.1	18.0

Total leased commissions	$7.6	$8.7	$27.1	$29.5

Company Information

At quarter end, Saks operated 182 SDSG stores with 19.9 million square feet, 55 Saks Fifth Avenue stores with 6.0 million square feet, and 50 Off 5th units with 1.4 million square feet. The Company also operated 56 mall-based Club Libby Lu stores.

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, November 15, 2005 to discuss third quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 3308957).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

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To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; and the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	October 29, 2005		Restated October 30, 2004
Net sales	$1,315,218	100.0%	$1,481,645	100.0%
Cost of sales	802,793	61.0%	904,485	61.0%

Gross margin	512,425	39.0%	577,160	39.0%

Selling, general and administrative expenses	366,848	27.9%	412,877	27.9%
Other operating expenses:
Property and equipment rentals	49,250	3.7%	53,701	3.6%
Depreciation & other amortization	51,346	3.9%	56,162	3.8%
Taxes other than income taxes	36,174	2.8%	40,411	2.7%
Store pre-opening costs	2,585	0.2%	3,453	0.2%
Impairments and dispositions	(9,350)	-0.7%	26,415	1.8%

Operating income (loss)	15,572	1.2%	(15,859)	-1.1%
Other income (expense):
Interest expense	(16,398)	-1.2%	(28,400)	-1.9%
Loss on extinguishment of debt	(29)	0.0%	—	0.0%
Other income (expense), net	1,224	0.1%	472	0.0%

Income (loss) before provision (benefit) for income taxes	369	0.0%	(43,787)	-3.0%

Provision (benefit) for income taxes	144	0.0%	(13,397)	-0.9%

Net income (loss)	$225	0.0%	$(30,390)	-2.1%

Basic earnings (loss) per common share:	$0.00		$(0.22)
Diluted earnings (loss) per common share:	$0.00		$(0.22)

Weighted average common shares:
Basic	139,541		138,249
Diluted	146,067		138,249

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Nine Months Ended
	October 29, 2005		Restated October 30, 2004
Net sales	$4,180,529	100.0%	$4,372,195	100.0%
Cost of sales	2,605,026	62.3%	2,690,716	61.5%

Gross margin	1,575,503	37.7%	1,681,479	38.5%

Selling, general and administrative expenses	1,151,805	27.6%	1,170,270	26.8%
Other operating expenses:
Property and equipment rentals	145,252	3.5%	153,112	3.5%
Depreciation & other amortization	161,630	3.9%	167,721	3.8%
Taxes other than income taxes	121,967	2.9%	122,745	2.8%
Store pre-opening costs	3,443	0.1%	4,399	0.1%
Impairments and dispositions	(169,290)	-4.0%	33,786	0.8%

Operating income	160,696	3.8%	29,446	0.7%
Other income (expense):
Interest expense	(70,922)	-1.7%	(84,361)	-1.9%
Loss on extinguishment of debt	(29,020)	-0.7%	—	0.0%
Other income (expense), net	6,449	0.2%	2,947	0.1%

Income (loss) before provision (benefit) for income taxes	67,203	1.6%	(51,968)	-1.2%

Provision (benefit) for income taxes	42,613	1.0%	(16,413)	-0.4%

Net income (loss)	$24,590	0.6%	$(35,555)	-0.8%

Basic earnings (loss) per common share:	$0.18		$(0.25)
Diluted earnings (loss) per common share:	$0.17		$(0.25)

Weighted average common shares:
Basic	138,996		140,289
Diluted	144,937		140,289

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	October 29, 2005	Restated October 30, 2004
ASSETS
Current assets
Cash and cash equivalents	$27,886	$81,095
Merchandise inventories	1,030,261	1,841,916
Other current assets	129,822	147,931
Deferred income taxes, net	73,769	87,215
Current assets - held for sale	632,368	—

Total current assets	1,894,106	2,158,157

Property and equipment, net	1,358,694	2,069,558
Property and equipment, net - held for sale	436,163	-
Goodwill and intangibles, net	235,162	325,561
Deferred income taxes, net	226,171	151,909
Other assets	43,705	89,268
Other assets - held for sale	36,059	—

TOTAL ASSETS	$4,230,060	$4,794,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$298,080	$593,208
Accrued expenses and other current liabilities	386,057	465,951
Current portion of long-term debt	7,519	77,708
Current liabilities - held for sale	284,051	—

Total current liabilities	975,707	1,136,867

Long-term debt	718,083	1,426,510
Long-term debt - held for sale	33,819	—
Other long-term liabilities	236,089	311,347
Long-term liabilities - held for sale	90,833	—

Total shareholders’ equity	2,175,529	1,919,729

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,230,060	$4,794,453

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	October 29, 2005	October 30, 2004
Net Sales:
Saks Department Stores Group	$680,556	$846,571
Saks Fifth Avenue Enterprises	634,662	635,074

	$1,315,218	$1,481,645

Operating Income:
Saks Department Stores Group	$13,300	$3,753
Saks Fifth Avenue Enterprises	16,740	21,362
Items not allocated	(14,468)	(40,974)

	$15,572	$(15,859)

Depreciation and Amortization:
Saks Department Stores Group	$26,042	$30,846
Saks Fifth Avenue Enterprises	24,664	24,548
Other	640	768

	$51,346	$56,162

Total Assets:
Saks Department Stores Group	$1,823,705	$2,410,140
Saks Fifth Avenue Enterprises	1,881,453	1,819,432
Other	524,902	564,881

	$4,230,060	$4,794,453

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Nine Months Ended
	October 29, 2005	October 30, 2004
Net Sales:
Saks Department Stores Group	$2,250,146	$2,474,762
Saks Fifth Avenue Enterprises	1,930,383	1,897,433

	$4,180,529	$4,372,195

Operating Income:
Saks Department Stores Group	$35,797	$36,428
Saks Fifth Avenue Enterprises	14,744	60,760
Items not allocated	110,155	(67,742)

	$160,696	$29,446

Depreciation and Amortization:
Saks Department Stores Group	$84,221	$91,677
Saks Fifth Avenue Enterprises	75,516	74,183
Other	1,893	1,861

	$161,630	$167,721

Total Assets:
Saks Department Stores Group	$1,823,705	$2,410,140
Saks Fifth Avenue Enterprises	1,881,453	1,819,432
Other	524,902	564,881

	$4,230,060	$4,794,453

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended		(UNAUDITED) Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Summary of (Charges) and Gains:

Impairments and Dispositions - In Normal Course	$11,029	$(1,923)	$10,785	$(9,293)

Loss on Extinguishment of Debt	(28)	—	(29,019)	—

Belk Transaction:
Impairments and Dispositions	(914)	—	156,318	—
SG&A (principally severance)	(486)	—	(802)	—

SFAE Store Closings:
Impairments and Dispositions	(765)	(24,491)	2,100	(24,491)
Gross Margin (markdowns)	—	—	(241)	—
SG&A (principally severance)	101	(1,153)	(1,262)	(1,153)

East NC Store Closings:
Impairments and Dispositions	—	—	87	—
Gross Margin (markdowns)	—	—	(581)	—

Other	149	—	149	—

Income Taxes:
Income Tax Effect of Above Items	(3,545)	10,063	(73,511)	12,753
Resolution of Income Tax Issues	—	(2,555)	—	(2,555)

Net, After-Tax Certain Gains and Charges	$5,541	$(20,059)	$64,023	$(24,739)

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$22,061	$(3,153)	$648,310	$(3,153)
Non-Cash Gains and Charges	(12,975)	(26,968)	(510,776)	(34,338)
Income Tax Effect	(3,545)	10,062	(73,511)	12,752

Net, After-Tax Certain Gains and Charges	$5,541	$(20,059)	$64,023	$(24,739)